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FOR IMMEDIATE RELEASE
---------------------

January 21, 1998

                                    Contact: Drew Lieberman
                                             Arnold Palmer Golf Company
                                             (800) 735-6300


            THE ARNOLD PALMER GOLF COMPANY ANNOUNCES WITHDRAWAL FROM
                             NASDAQ SMALLCAP MARKET

Ooltewah, Tennessee - The Arnold Palmer Golf Company (NASDAQ Small Cap: APGC) announced today that, effective at the close of business on January 21, 1998, the Company's common stock will no longer be listed on the NASDAQ SmallCap Market. The stock will continue to trade under the symbol APGC through the OTC Bulletin Board and the National Quotation Bureau "Pink Sheets." Since the Company will no longer be listed on the NASDAQ SmallCap Market, stock sale and price data will no longer appear in the financial sections of The Wall Street Journal and other newspapers.

The Arnold Palmer Golf Company manufactures, markets and distributes a full line of golf products, including Arnold Palmer golf clubs, Hot-Z golf bags and the recently introduced Nancy Lopez Golf, which is a complete women's golf business offering equipment, bags and accessories for women.